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                        [HILL DEVENDORF, P.C. LETTERHEAD]


                                  EXHIBIT 5.1





                                                MONDAY
                                                August Twelfth
                                                Two Thousand Two

Citizens First Bancorp, Inc.
525 Water Street
Port Huron, Michigan 48060

Ladies and Gentlemen:

         We have represented Citizens First Bancorp, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8 (the "Registration Statement"), for registration under the Securities Act of 1933, as amended (the "Securities Act"), of a maximum of 1,905,352 of the Company's Common Stock, par value $.01 per share(the "Common Shares"), issued or to be issued pursuant to awards of restricted stock and stock options under the Citizens First Bancorp, Inc. 2001 Stock-Based Incentive Plan (the "Plan").

         Based upon our examination of such documents and other matters as we deem relevant, it is our opinion that the Common Shares to be offered by the Company under the Plan pursuant to the Registration Statement (1) have been duly authorized, and (2) when issued and sold by the Company in accordance with the Plan and the restricted stock awards and stock options granted thereunder, will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

                                     Sincerely yours,

                                     HILL DEVENDORF, PC.

                                     /S/David C. Devendorf





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